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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-28379

                   HEALTHCOMP EVALUATION SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

                          2001 Siesta Drive, Suite 302
                               Sarasota, FL 34239
                                 (941) 925-2625
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $0.001 par value per share,
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X  ]        Rule 12h-3(b)(1)(i)           [   ]
Rule 12g-4(a)(1)(ii)       [   ]        Rule 12h-3(b)(1)(ii)          [   ]
Rule 12g-4(a)(2)(i)        [   ]        Rule 12h-3(b)(2)(i)           [   ]
Rule 12g-4(a)(2)(ii)       [   ]        Rule 12h-3(b)(2)(ii)          [   ]
                                        Rule 15d-6                    [   ]

Approximate number of holders of record as of the certification or notice date: 240

Pursuant to the requirements of the Securities Exchange Act of 1934, Healthcomp
Evaluation Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      HEALTHCOMP EVALUTION SERVICES CORPORATION

Date: August 16, 2002                 By: /s/ Martin J. Clegg
                                          ---------------------------------
                                      Name:   Martin J. Clegg
                                      Title:  Chief Executive Officer